CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for June 2013

ARCP Will Raise Annualized Dividend to $0.94 Per Share Upon Close of CapLease Acquisition

New York, New York, May 30, 2013— American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: ARCP) announced today that, pursuant to the prior authorization of its board of directors, the Company declared its sixth consecutive quarterly increase to its annual dividend from $0.900 to $0.910 per share per annum. Accordingly, the Company’s June 2013 dividend will be paid on June 15, 2013, to stockholders of record at the close of business on June 8, 2013, in an amount equal to $0.07583 per share.

Additionally, as previously announced, the Company’s board of directors has authorized the seventh consecutive quarterly increase to its annualized dividend from $0.910 per share to $0.940 per share per annum, contingent upon, and effective with, the close of the Company’s acquisition of CapLease, Inc. The Company expects to close such acquisition late in the third quarter of 2013.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.